THELEN REID & PRIEST LLP
NEW YORK                        ATTORNEYS AT LAW              NEW YORK OFFICE
SAN FRANCISCO                 40 WEST 57TH STREET          DIRECT DIAL NUMBER
WASHINGTON, D.C.            NEW YORK, N.Y. 10019-4097
LOS ANGELES           TEL (212) 603-2000 FAX (212) 603-2001
SAN JOSE                     www. thelenreid.com


                                        May 23, 2000

TXU Corp.
1601 Bryan Street
Dallas, Texas  75201

Ladies and Gentlemen:

     Referring to the Registration Statement on Form S-3 to be filed by TXU Corp. ("Company"), on or about the date hereof with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"), for the registration of 3,500,000 shares of the Company's common stock, without par value ("Stock"), and the attached Preference Stock Purchase Rights ("Rights"), to be offered from time to time in connection with the Company's Direct Stock Purchase and Dividend Reinvestment Plan (the "Plan"), we are of the opinion that:

     1. The Company is a corporation validly organized and existing under the laws of the State of Texas.

     2. All necessary action on the part of the Company's Board of Directors with respect to the issuance and sale of Stock to be purchased directly from the Company has been taken.

     3. Any Stock purchased pursuant to the Plan directly from the Company will be validly issued, fully paid and non-assessable when such Stock shall have been issued and sold for the consideration contemplated in the Plan. The Rights attached to such Stock, when issued in accordance with the terms of the Rights Agreement, dated as of February 19, 1999, between the Company and The Bank of New York, will be validly issued.

     4. Any Stock and attached Rights purchased pursuant to the Plan on the open market will be validly issued, fully paid and non-assessable, as the case may be, when such Stock and attached Rights shall have been delivered and sold as contemplated in the Plan.

     5. The statements contained in the Prospectus portion of the Registration Statement under the caption "CERTAIN UNITED STATES FEDERAL INCOME TAX MATTERS" describing certain United States federal income tax consequences to holders of the Stock sold pursuant to the Plan, as qualified therein, constitute an


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accurate description, in general terms, of the indicated United States federal income tax consequences to holders of such Stock.

We are members of the New York Bar and do not hold ourselves out as experts on the laws of the State of Texas. As to all matters of Texas law, we have with your consent relied upon an opinion of even date herewith addressed to you by Worsham Forsythe Wooldridge LLP of Dallas, Texas, General Counsel for the Company, which is being filed as an exhibit to the Registration Statement. For purposes of the opinion expressed in paragraph 4 above, we have assumed with your consent that all of the Company's outstanding Stock and attached Rights has been validly issued and is fully paid and non-assessable, as the case may be.

         We hereby consent to the use of our name in the Registration Statement, and to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                                        Very truly yours,

                                        /s/ Thelen Reid & Priest LLP

                                        THELEN REID & PRIEST LLP